Exhibit 10.1

REINER R. MAUER

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made between Global Indemnity Group, LLC (“GIG” and, collectively with all predecessor companies and all entities controlled directly or indirectly by GIG, “GBLI”) and Reiner R. Mauer (“Executive”).

1.

Resignation: Executive acknowledges and agrees that he resigned his employment with GBLI, and as an officer or member of the board of directors (or similar governing body) of GIG and GBLI, as of October 21, 2022 (the “Separation Date”). Executive acknowledges and agrees that he previously executed the Restrictive Covenant Agreement, dated as of May 14, 2021, by and between Penn-Patriot Insurance Company, GIG and Executive, which remains in full force and effect, except as modified by this Agreement (as so modified, the “RCA”).

2.

Severance: Subject to Section 3 hereof and compliance with the other terms of this Agreement, the General Release of Claims attached hereto as Exhibit A (the “Release”) and the RCA (all such terms and conditions, collectively, the “Executive Obligations”), GBLI shall pay or provide Executive with the following (collectively, the “Severance Benefits”):

(a)

$575,000, payable in cash as follows: (i) $200,000 within ten calendar days after the Effective Date (as defined below), (ii) $100,000 within ten calendar days after the three-month anniversary of the Effective Date (the “Second Installment”), (iii) $100,000 within ten calendar days after the one-year anniversary of the Effective Date; and (iv) $175,000 within ten calendar days after the 18-month anniversary of the Effective Date. GBLI’s obligation to make any such payment is subject to Executive’s compliance with the Executive Obligations up to and including the applicable payment date; and

(b)

pay the full premium for up to 18 months of COBRA benefits, subject to Executive’s timely election of COBRA continuation coverage; provided, however, that (i) if GBLI reasonably determines that paying such premium would result in adverse consequences to Executive or GBLI, then GBLI shall instead provide a taxable allowance each month equal to the applicable premium for that month, and (ii) GBLI’s obligation to make such payments shall end upon Executive first obtaining other employment, and Executive agrees to promptly inform GBLI of any such employment.

3.

General Release of Claims: Executive agrees that the Severance Benefits are subject to Executive’s execution and non-revocation of the Release not later than 30 days after the date hereof. If the Release fails to become fully executed, delivered, and irrevocable within 30 days of the date hereof, this Agreement will be null and void and the Severance Benefits will not be payable. This Agreement will become effective and irrevocable on the eighth day after Executive signs this Agreement (including the Release) so long as Executive has not revoked the Release before such date (the “Effective Date”).

4.	Restrictive Covenants:

(a)

Non-Solicitation; No Hire: Executive agrees that, solely for purposes of Sections 1(a) (relating to non-solicitation and non-employment of employees) and 1(b) (relating to non-solicitation of customers and clients) of the RCA, the “Relevant Period” shall extend for a period of 18 months after the Separation Date (rather than two years following Executive’s termination of employment). Section 1(b) of the RCA is hereby deleted and replaced in its entirety with the following: “(b) solicit any insureds of, or books of business written with, GIG and/or GBLI, or encourage any such person or entity to cease being a customer, client, agent or broker of, or otherwise engaging in business with, GIG or GBLI”.

(b)	Non-Competition: Executive agrees that Section 1(c) (relating to non-competition) of the RCA is eliminated and of no further force or effect.

(c)

Other Covenants: Except as modified in this Section 4, the provisions of the RCA, including Section 2 (“Confidential Information”) and Section 3 (“Non- Disparagement”), shall continue in full force and effect in accordance with their terms as of the date hereof.

5.

Cooperation: During the period from the Effective Date to the 18-month anniversary thereof, Executive agrees that he: (i) shall consult with GIG’s board of directors (the “Board”) and GIG’s executive management team as may be requested by the Board from time to time (including, if requested by GBLI, participating in discussions with clients of GBLI); and (ii) shall, upon GIG’s request, cooperate fully in any investigation, litigation, arbitration, regulatory proceeding, or other dispute regarding events that occurred during Executive’s tenure with GBLI (any such matters, the “Cooperation Matters”). Executive hereby represents and warrants that he has not made any assurances, agreements, and/or promises (whether verbal, written or otherwise) to any third-party during his employment with GBLI in respect of or related to any Cooperation Matters, and that any such assurances, agreements, and/or promises in respect of or related to any Cooperation Matters are contained within the written agreements executed between GBLI and such third-parties. Upon written request by GBLI and advance written agreement, GBLI will pay Executive $575 per hour for time related to Cooperation Matters. GBLI will reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in extending such cooperation so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses. To the fullest extent permitted by law, pursuant to and in accordance with the section entitled “Indemnification” in the Employment Agreement (as defined below), GBLI shall indemnify, defend, and hold harmless Executive, and hereby releases and discharges Executive (and his heirs and assigns), from and against any claims (whether by third parties or otherwise) against Executive arising from (i) Executive’s cooperation after the Separation Date with any Cooperation Matter or (ii) any facts known to GBLI on the date of this Agreement in respect of Executive and any Cooperation Matter; provided, however, that the indemnity and release set forth in this sentence shall be null and void and of no effect if Executive materially breaches the terms of this Agreement, including Section 4 hereof or this Section 5.

6.

Material or Threatened Breach of Agreement: If Executive commits a material breach of this Agreement, which shall include any material breach of the Release, or threatens such a breach, GIG and/or GBLI shall be entitled to immediately recover and/or cease providing the Severance Benefits, in addition to all other available remedies.

7.	Miscellaneous:

(a)

Deductions & Withholdings: GBLI shall make such deductions and withhold such amounts from any payment made to Executive hereunder as GBLI determines may be required from time to time by law. Regardless of the amount withheld or reported, Executive is solely responsible for all taxes in respect of compensation from Executive’s employment and separation therefrom.

(b)

Sole Agreement, Amendments, Waivers, & Consents; Interpretation: This Agreement and the Release, together with the RCA and the section entitled “Indemnification” in the Chief Operations Officer Agreement dated as of May 14, 2021, by and among GIG, the Company and Executive (the “Employment Agreement”), and any other sections of the Employment Agreement incorporated by reference under Section 7(e) hereof, which, in each case, remain in full force and effect following the Separation Date, supersede all prior agreements between Executive and GIG (including its subsidiaries and affiliates) relating to Executive’s employment by GBLI or the termination thereof. This Agreement may only be amended, the provisions hereof may only be waived, and consents and notices hereunder shall only be effective if the amendment, waiver, notice, or consent is evidenced by a written document (including email) that is executed by Executive and GBLI (as approved by the Board). For the avoidance of doubt, Executive will not be eligible for, and has forfeited as of the Separation Date, any right to any payments or benefits set forth in the section of the Employment Agreement entitled “Termination/Severance” or with respect to BVARs or any portion of the Bonus Award (in each case, as defined in the Employment Agreement). The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”.

(c)

Release Acknowledgment. Executive acknowledges that he has been advised that: (a) he should consult with an attorney prior to executing this Agreement or the Release; (b) nothing in this Agreement or the Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; (c) Executive has had 21 days to consider this Agreement and the Release and will have seven days following the execution of the Release to revoke the Release; and (d) the Release shall not be effective until after the revocation period has expired without revocation. In the event Executive signs this Agreement or the Release and returns it in less than the 21-day period identified above, Executive acknowledges that he has freely and voluntarily chosen to waive the remainder of such 21-day period. Executive agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

(d)

No Admission. Executive acknowledges that neither this Agreement, nor promises made pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to liability or alleged wrongdoing by GIG, GBLI, and/or the Releasees. Moreover, this Agreement shall not be admissible in any proceeding as evidence of any improper action by GIG, GBLI, and/or the Releasees and shall only be admissible to enforce the terms of this Agreement.

(e)

Incorporation by Reference of Certain Provisions of the RCA and Employment Agreement. The provisions of Sections 4 (“Whistleblower Rights/DTSA Notice”), 5(b) (“Injunctive Relief”), 7 (“Disputes”), 8(c) (“Severability”) and 8(c) (“Counterparts”) of the RCA and the section entitled “IRC 409A” of the Employment Agreement are hereby incorporated into this Agreement and shall apply, mutatis mutandis, to this Agreement. Executive agrees that this Agreement and the provisions hereof shall be deemed “Confidential Information” for purposes of the RCA.

(f)

Board Approval: Notwithstanding any other provision of this Agreement, this Agreement shall not be binding upon either party unless this Agreement is approved in writing by the Board, in its sole discretion.

[Remainder of Page Left Intentionally Blank]

By their execution below, the parties hereto acknowledge their agreement to the foregoing:

GLOBAL INDEMNITY GROUP, LLC		EXECUTIVE

By:	/s/ Saul Fox	/s/ Reiner R. Mauer
	Saul Fox	Reiner R. Mauer
Chairman of the Board of Directors

Dated: November 21, 2022		Dated: November 19, 2022

Exhibit A

GENERAL RELEASE OF CLAIMS

1.

General Release of Claims. Pursuant to the terms of the Separation Agreement and General Release (the “Separation Agreement”) entered into on or about November 18, 2022 between Global Indemnity Group, LLC (“GIG” and, collectively with all predecessor companies and all entities controlled directly or indirectly by Global Indemnity Group, LLC, “GBLI”) and Reiner R. Mauer (“Executive”), and in exchange for the payments and benefits provided under the Separation Agreement, which Executive acknowledges Executive may not otherwise be entitled to receive, Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by GBLI, Fox Paine & Company, LLC (“Fox Paine”), and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees from any and all claims, complaints, charges, duties, obligations, demands, or causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, failures to act, facts, or damages that have occurred up until and including the date Executive executes this General Release of Claims (the “Release”), including, without limitation:

(a)

any and all claims relating to or arising from Executive’s employment relationship with GBLI and/or any of the Releasees and the termination of that relationship, including any and all claims relating to or arising from Executive’s compensation or benefits from such employment relationship (including all salary, bonuses, accrued paid time off, reimbursable expenses and all other compensation or benefits of any form);

(b)

any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of GIG and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)

any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)

any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasees and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Agreement);

(e)

any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the laws and Constitution of the Commonwealth of Pennsylvania, and the laws and Constitution of the State of New York and the City of New York, each as amended, or any other federal, state or local law, regulation, ordinance or common law;

(f)	any and all claims for violation of the federal or any state constitution;

(g)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(h)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;

(i)	any and all claims for attorneys’ fees and costs; and

(j)	any other claims whatsoever.

Executive agrees that the Release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This Release does not extend to any obligations incurred under the Separation Agreement or Executive’s indemnification rights under the Chief Operating Officer Agreement as of May 14, 2021, by and among GIG, Penn-Patriot Insurance Company and Executive, any claims accruing after the execution of this Agreement, any rights or claims Executive may have to workers’ compensation or unemployment benefits, claims for accrued, vested benefits under the terms of any employee retirement plan of GBLI or for reimbursement under the terms of any group health or disability plan in which Executive participated in accordance with the terms of such plans and applicable law, or any rights Executive may have under any D&O insurance policy maintained by GIG and/or any of the Releasees. This Release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge or investigation by, the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against GIG (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages or other relief against GIG and/or any of the Releasees; and Executive’s release of claims herein bars Executive from recovering such monetary or other relief from GIG and/or any of the Releasees). Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released herein.

2.

Acknowledgment that Waiver of Claims is Knowing and Voluntary: Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the ADEA and that the waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Release. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive is hereby advised by this writing that: (a) Executive should consult with an attorney prior to executing this Release; (b) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law; (c) Executive has 21 days to consider this Release and the Separation Agreement thoroughly and seven days following the execution of this Release and the Separation Agreement to revoke this Release and the Separation Agreement and may do so by emailing GIG’s SVP, Senior Corporate Counsel, at sries@gbli.com; and (d) this Release shall not be effective until after the revocation period has expired without revocation. In the event Executive signs this Release and returns it to GIG in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Release. Executive agrees that changes, whether material or immaterial, do not restart the running of the 21-day period.

3.

Unknown Claims: Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee. Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

4.

No Claims or Pending or Future Lawsuits: Executive represents that Executive has no lawsuits, claims, or actions pending (directly or indirectly) in Executive’s name, or on behalf of any other person or entity, against GBLI or any of the other Releasees. Executive also represents and warrants that Executive shall not bring any lawsuit or other action related to any released claim and does not intend to bring any other claims (directly or indirectly) on Executive’s own behalf or on behalf of any other person or entity against the GBLI or any of the other Releasees. Specifically, Executive represents that Executive does not have, and has not asserted in the past, any claims against GBLI or any of the other Releasees, the factual foundation of which involves unlawful discrimination, harassment or retaliation.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release as of the date indicated below.

/s/ Reiner R. Mauer
Reiner R. Mauer

Date:	November 19, 2022